EXHIBIT 99.1
Company Contacts:
Dunnan D. Edell, CEO
800-524-2720

FOR IMMEDIATE RELEASE

CCA Industries, Inc. Reports Year End Results
And Declares a Dividend of $0.07 For Second Quarter

East Rutherford, NJ, February 28, 2011:  CCA INDUSTRIES, INC. (NYSE AMEX: “CAW”) announced today that it had revenues for the fourth quarter of 2010 of $10,161,740, with a net loss of $697,500.  The basic and fully diluted loss per share for the quarter was $0.10.  Revenues for the fourth quarter of 2009 were $12,634,774, net income was $1,013,796, and the basic and fully diluted earnings per share were $0.14.  Revenues for the year ended November 30, 2010 were $50,811,642 and the net loss was $1,664,760.  The basic and fully diluted loss per share was $0.24 for the year.  The Company had revenues of $57,672,164 and net income of $3,431,644 for the year ended November 30, 2009, with basic and fully diluted earnings per share of $0.49.

The company’s earnings were significantly impacted by two events in fiscal 2010, the first of which was the settlement of a class action litigation in California related to the Company’s advertising of its dietary Mega-T supplements.  As a result of the settlement, the Company recorded an expense of $2,235,465 during fiscal 2010.

In addition to the dietary supplement litigation, the Company faced a serious stability problem with some of its Plus White oral care whitening products that occurred during production, which caused the Company to issue a voluntary recall of the affected products.  The stability problem did not cause any safety issues, but resulted in the product losing its efficacy.  The Company incurred expenses of approximately $359,000 related to the voluntary product recall, and an undetermined loss of sales.  So far, it appears that the stability problem has been rectified.

The Company experienced a slowdown in sales for the fourth quarter of 2010 due to retailers reducing the amount of their in-store inventory, as well as the residual effects of the dietary supplement litigation.  As a result of the lower sales, the Company had a loss in the fourth quarter of 2010.  Retail orders have improved in the first quarter of 2011.

“Last year was a difficult year, as it has been for many companies operating in this economic climate.  Management has worked hard to control costs and to reduce overhead. So far, in fiscal 2011, overhead has been reduced by over $2 Million.  We exceeded our sales budget for the first quarter of 2011 and anticipate that we will have an operating profit for the quarter. Our sales have been bolstered by a surge in CCA’s core brands Mega-T, Plus White and Bikini Zone, and we are looking forward to a very successful year,” stated Dunnan Edell, Chief Executive Officer.

“The Company continues to be in a very strong financial position, with no bank debt, allowing us to give our shareholders another consecutive dividend.  I succeeded David Edell, our former CEO, at the beginning of this year, and am very optimistic with regard to our core products as well as the new product concepts that I have been working on with our marketing team.  The future for the Company and its shareholders should be very rewarding,” Edell continued.

The Board of Directors declared a dividend of $0.07 per share for the second quarter of 2011 to all shareholders of record as of May 2, 2011, and payable on June 2, 2011, the Company’s 28th consecutive quarterly dividend.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus White” toothpastes and teeth whiteners, “Mega-T “ Green Tea diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone”, medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Parfume de Vanille” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash ‘N Curl” shampoos and conditioners and Pain Bust RII an analgesic product.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties as detailed in the Company’s filings with the Securities and Exchange Commission.  No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially.  For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA Industries, Inc.

Quarter Ended November 30,	2010	2009

Revenues	$10,161,740	$12,634,774

Net (Loss) Income	$(697,500)	$1,013,796

(Loss) Earnings per share – Basic	$(0.10)	$0.14
(Loss) Earnings per share – Diluted	$(0.10)	$0.14

Weighted Average Shares Outstanding – Basic	7,054,442	7,054,442

Weighted Average Shares Outstanding – Diluted	7,054,442	7,054,442

For Year Ended November 30,

Revenues	$50,811,642	$57,672,164

Net (Loss) Income	$(1,664,760)	$3,431,644

(Loss) Earnings per share – Basic	$(0.24)	$0.49
(Loss) Earnings per share – Diluted	$(0.24)	$0.49

Weighted Average Shares Outstanding – Basic	7,054,442	7,054,442

Weighted Average Shares Outstanding – Diluted	7,054,442	7,054,442